Exhibit (e)(1)(ii)
APPENDIX A
SERIES OF THE TRUST
Updated: September 24, 2020

1.	Arin Large Cap Theta Fund
2.	Adaptive Income Fund
3.	Adaptive Fundamental Growth Fund
4.	Adaptive Growth Opportunities Fund (to be replaced with Adaptive Growth Opportunities ETF effective upon the reorganization of the Fund)
5.	Adaptive Hedged High Income Fund
6.	Adaptive Tactical Economic Fund
7.	Adaptive Tactical Rotation Fund
8.	Matisse Discounted Closed-End Fund Strategy
9.	Matisse Discounted Bond CEF Strategy
10.	QCI Balanced Fund
11.	Roumell Opportunistic Value Fund
12.	The Sector Rotation Fund